Exhibit 3.2

Rithm Perpetual Life Residential Trust

AMENDED AND RESTATED DECLARATION OF TRUST

November 18, 2025

This AMENDED AND RESTATED DECLARATION OF TRUST is made effective as of the date set forth above by the Trustees of the Trust.

ARTICLE I

FORMATION; CERTIFICATE OF TRUST

The Trust is a statutory trust within the meaning of the Act. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation, but nothing herein shall preclude the Trust from being treated for tax purposes as a partnership, association, corporation or REIT or being disregarded for tax purposes as an entity separate from its owners under the Code. The sole initial Trustee formed the Trust by filing the Certificate. The Trust intends to elect to be treated as a REIT for federal, and applicable state and local, income tax purposes, and has the right to change such election at any time subject to any restrictions set forth in this Declaration of Trust. The governing instrument (as that term is defined in the Act) of the Trust shall be this Declaration of Trust, together with the Bylaws. In accordance with the initial Declaration of Trust, the Board has amended and restated the Declaration of Trust as provided herein.

ARTICLE II

NAME

The name of the Trust is “Rithm Perpetual Life Residential Trust”. The Board may cause the Trust to use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 3.1            Purposes. The purposes for which the Trust is formed are to engage in any lawful act or activity for which a statutory trust may be formed under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a REIT.

Section 3.2            Powers. The Trust shall have all of the powers granted to a statutory trust by the Act and all other powers that are not inconsistent with law and are appropriate to promote and attain the purposes of the Trust set forth in this Declaration of Trust.

ARTICLE IV

RESIDENT AGENT; Principal Office

The name and address of the resident agent of the Trust in the State of Maryland are as set forth in the Certificate. The address of the Trust’s principal office in the State of Maryland is as set forth in the Certificate. The Board or any duly authorized agent of the Trust may change the Trust’s resident agent or principal office from time to time. The Trust may have such offices or places of business within or outside the State of Maryland as the Board may from time to time determine.

ARTICLE V

DEFINITIONS

As used in this Declaration of Trust, the following terms shall have the following meanings:

“Act” means the Maryland Statutory Trust Act, as amended.

“Actual Owner” means a Person that is required to include in such Person’s gross income the dividends or other distributions received on such Shares.

“Adviser” means RCM GA Manager LLC, a Delaware limited liability company, or another Affiliate of the Sponsor that acts as investment adviser or manager to the Trust as permitted by Section 6.7(a).

“Adviser Agreement” shall mean any agreement between the Trust and the Adviser pursuant to which the Adviser will direct or perform the day-to-day business affairs of the Trust, including an advisory, management and/or administrative services agreement as permitted by Section 6.7(a).

“Adviser Designee” has the meaning set forth in Section 6.3.

“Affiliate” means, with respect to any Person, (a) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (d) any executive officer, director, trustee or general partner of such other Person; and (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Affiliated Person” means any Trustee or officer of the Trust who is also an officer, employee or agent of the Sponsor or any of its Affiliates.

“Aggregate Share Ownership Limit” means 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares of all classes or series, or such other percentage determined by the Board in accordance with Section 8.1.8.

“Beneficial Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.

“Benefit Plan Investor” means (a) a Plan; (b) an entity whose underlying assets include (or are deemed to include for purposes of ERISA or Section 4975 of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (c) any other entity whose assets otherwise constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.

“Board” means the Board of Trustees of the Trust.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York are authorized or required by law, regulation or executive order to close.

“Bylaws” means the bylaws adopted in accordance herewith for the regulation and management of the affairs of the Trust, as amended, supplemented or restated from time to time.

“Certificate” means the Certificate of Trust filed with the State Department of Assessments and Taxation of Maryland, as amended, restated or corrected from time to time.

“Charitable Beneficiary” means one or more beneficiaries of the Charitable Trust as determined pursuant to Section 8.2.7; provided, that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” means any trust provided for in Section 8.2.

“Charitable Trustee” means the Person that is not an Affiliate of the Trust or an Affiliate of any Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

“Class D Common Shares” means Class D Common Shares of the Trust.

“Class E Common Shares” means Class E Common Shares of the Trust.

“Class I Common Shares” means Class I Common Shares of the Trust.

“Class J Common Shares” means Class J Common Shares of the Trust.

“Class J-2 Common Shares” means Class J-2 Common Shares of the Trust.

“Class S Common Shares” means Class S Common Shares of the Trust.

“Class T Common Shares” means Class T Common Shares of the Trust.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Ownership Limit” means 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board in accordance with Section 8.1.8.

“Common Shares” means common shares of beneficial interest, $0.01 par value per Share, of the Trust.

“Constructive Ownership” means ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning,” and “Constructively Owned” shall have the correlative meanings.

“Conversion Event” has the meaning set forth in Section 11.2.

“Covered Person” means (a) each Trustee, (b) the Sponsor, (c) the Adviser, (d) each equityholder, member, manager, director, officer, employee or agent of any Trustee or the Board and (e) each officer of the Trust.

“Declaration of Trust” means this Declaration of Trust, as it may hereafter be amended, supplemented or restated from time to time.

“Designated Funds” has the meaning set forth in Section 7.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excepted Holder” means a Person for whom an exemption is granted and/or an Excepted Holder Limit is created by this Declaration of Trust or the Board pursuant to Section 8.1.7.

“Excepted Holder Limit” means, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 8.1.7 and subject to adjustment pursuant to Section 8.1.8, the percentage limit established by the Board pursuant to Section 8.1.7.

“Independent Trustee” means a Trustee (a) who is not an officer or employee of the Trust, any subsidiary of the Trust, or the Sponsor or its Affiliates, (b) whom the Board affirmatively determines has no material relationship with the Trust and (c) who otherwise satisfies the director independence tests provided for in Section 303A.02 of the New York Stock Exchange Listed Company Manual, as may be amended from time to time.

“Initial Date” means the first date that the Trust is qualified as a REIT.

“Listing” shall mean the listing of any or all of the Common Shares on a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, or any other internationally recognized securities exchange determined by the Board.

“Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board or, in the event that no trading price is available for such Shares, the NAV of such Shares, as determined by the Board in accordance with the PPM.

“MGCL” means the Maryland General Corporation Law, as amended.

“NAV” means net asset value determined in accordance with the valuation guidelines that have been approved by the Board.

“Organization and Offering Expenses” means any and all costs and expenses incurred by the Trust in connection with the formation of the Trust and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions, expenses for drafting, printing and amending the PPM or supplementing the PPM, travel (including airfare consistent with the Adviser’s travel policy, meals, lodging and entertainment), legal (whether in-house or outside counsel), tax professionals (whether in-house or outside tax professionals), salaries of employees while engaged in sales activity, mailing and distributing, telephone and other telecommunications, all advertising and marketing (including design and website expenses and the costs related to investor and broker-dealer sales meetings), capital raising, consulting, accounting, regulatory compliance, any administrative or other filings in connection with the structuring, organization, negotiation, funding and start-up of the Trust, including printing and document production costs, long distance telephone charges, postage and delivery charges and the preparation of, and negotiations with respect to, the Trust’s offering documents, investor presentations and other marketing materials, the Trust’s governing documents, subscription agreements, any side letters or similar agreements, agreements with broker-dealers and any other similar agreements, agreements with any depositary required to be appointed pursuant to any applicable law, reasonable bona fide due diligence expenses and other out-of-pocket costs and expenses of participating broker-dealers supported by detailed and itemized invoices, expense reimbursements for actual costs incurred by employees of a dealer manager in the performance of wholesaling activities, costs in connection with preparing sales materials, design and website expenses, fees, expenses and charges of our escrow agent, transfer agent, registrars, trustees (including the Board), subscription processing, depositaries and experts, fees to attend retail seminars sponsored by participating broker-dealers, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Plan” means, (a) a plan as defined in and subject to Section 4975(e) of the Code and/or (b) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA.

“Plan Asset Regulations” means 29 C.F.R. Section 2510.3-101 et seq. issued by the U.S. Department of Labor, as modified by Section 3(42) of ERISA.

“Plan Assets” mean “plan assets” as defined in the Plan Asset Regulations.

“PPM” means the Confidential Private Placement Memorandum of the Trust as of November 2025, as may be amended or supplemented from time to time.

“Preferred Shares” means preferred shares of beneficial interest of the Trust, $0.01 par value per Share.

“Prohibited Owner” means, with respect to any purported Transfer, any Person who, but for the provisions of Article VIII, would Beneficially Own or Constructively Own Shares in violation of Article VIII, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

“REIT” means a real estate investment trust within the meaning of Sections 856-859 of the Code.

“Restriction Termination Date” means the first day after the Initial Date on which the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required for the Trust to qualify as a REIT.

“Shareholder” means an owner of record of Shares.

“Shares” means shares of beneficial interest of the Trust.

“Sponsor” means Rithm Capital Corp., a Delaware corporation.

“Transfer” means any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire, or change its level of, Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote (other than solely by revocable proxy) or receive dividends or other distributions on Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons that causes a change in ownership of Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any acquisition or disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any acquisition or disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transfers,” “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” means Rithm Perpetual Life Residential Trust.

“Trust Property” means any and all property or other assets owned directly or indirectly by the Trust.

“Trustees” means the trustees of the Trust.

“Upfront Sales Load” means any upfront selling commission, dealer manager fee or other similar placement fees paid to the Trust’s dealer manager or any other financial intermediary with respect to the Trust’s Class S Common Shares, Class T Common Shares, Class D Common Shares , Class J Common Shares or Class J-2 Common Shares.

ARTICLE VI

BOARD OF TRUSTEES

Section 6.1            General Powers. Subject only to any limitations expressly set forth in the Act, the Certificate, this Declaration of Trust or the Bylaws, (a) the business and affairs of the Trust shall be managed exclusively by or under the direction of the Board, which shall be appointed and shall serve in accordance with this Declaration of Trust, (b) the Board shall have full, exclusive and absolute power, control and authority over the business and affairs of the Trust and Trust Property, and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Trust, and (c) the Board shall have the exclusive power to take or authorize any action within the powers of the Trust under the Act, the Certificate, this Declaration of Trust and the Bylaws, including, without limitation, the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the Act. This Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. The enumeration and definition of particular powers of the Board included in this Declaration of Trust or the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other law. Any determination regarding any matter within the powers of the Board or any construction of the Certificate, this Declaration of Trust or the Bylaws (including any construction of the Certificate, this Declaration of Trust or the Bylaws regarding the scope of the powers of the Board) made by the Board shall be conclusive.

The Board, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to: (a) adopt, amend and repeal the Bylaws, which may contain any provisions not inconsistent with the Act, the Certificate or this Declaration of Trust; (b) elect or appoint officers or other agents of the Trust in the manner provided in the Bylaws; (c) solicit proxies from Shareholders; (d) authorize the issuance of Shares in one or more classes and series; authorize the declaration and payment of distributions; (e) cause the Trust to elect to qualify as a REIT and take such actions as may be necessary or appropriate to maintain such qualification; (f) cause the Trust to cease to qualify, or attempt to qualify, as a REIT; (g) determine that compliance with any restriction or limitation on ownership or Transfer of Shares set forth in Article VIII is no longer required for the Trust to qualify as a REIT; and (h) do any other act and authorize the Trust to do any other act or enter into any agreement or other document necessary or appropriate to exercise the powers or effectuate the purposes of the Trust.

Section 6.2            Number and Qualifications. As of the date of this Declaration of Trust, the number of Trustees shall be five, which number may thereafter be increased or decreased only by the Board pursuant to the Bylaws. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his, her or its term.

Section 6.3            Term and Election; Adviser Designation. Each Trustee shall serve until his, her or its resignation, removal, death, dissolution, termination of legal existence, adjudication of legal incompetence or the election and qualification of his, her or its successor. If for any reason a Trustee ceases to serve as a Trustee as provided in this Section 6.3, his, her or its successor shall be elected by a majority of the remaining Trustees; provided, that if the Trustee that ceases to serve as a Trustee is an Independent Trustee, the successor to such Trustee shall be an Independent Trustee; and provided further, that, if the Trustee is removed for “cause” as set forth in Section 6.4, the successor to the Trustee shall be elected by the Shareholders in the manner set forth in Article VII. Notwithstanding anything in this Declaration of Trust or the Bylaws to the contrary, for so long as the Adviser or an Affiliate of the Sponsor acts as investment advisor or manager to the Trust as permitted by Section 6.7, the Adviser shall have the right to designate a number of Trustees for election to the Board, which number shall initially be two (an “Adviser Designee”); provided, that if the number of Trustees constituting the Board is increased or decreased pursuant to this Declaration of Trust or the Bylaws, the number of Adviser Designees shall be increased or decreased proportionately (but in no event shall the number of Adviser Designees (a) equal or exceed 50% of the total size of the Board or (b) be less than one). Furthermore, the Board shall consult with the Adviser in connection with filling of any vacancies created by the removal, resignation, retirement or death of any Trustee (other than in connection with a removal by Shareholders in accordance with Section 6.4). Except in the case of removal for “cause” as set forth in Section 6.4, or in the event that there are no Trustees, the Shareholders do not have the right to elect Trustees.

Section 6.4            Resignation and Removal. Any Trustee may resign by delivering his, her or its written notice of resignation to the Board, effective upon execution and delivery of such notice or upon any future date or time specified in the notice. A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment. Any Trustee or the entire Board, may be removed, at any time, but only for “cause” and then only by the affirmative vote of Shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter as set forth in Section 7.5. In addition, any Trustee may be removed, at any time, but only for “cause” by written instrument, signed by a majority of the Trustees, specifying the date when such removal shall become effective. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 6.5            Determinations by Board. The determination as to any of the following matters by or pursuant to the direction of the Board and consistent with this Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every Shareholder: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions to the Shareholders; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Certificate or this Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of outstanding Shares at any time or from time to time; the NAV of the Trust allocable to any class or series of Shares; any matter relating to the acquisition, holding or disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by law, this Declaration of Trust or otherwise to be determined by the Board.

Section 6.6            Legal Title. Legal title to all of the Trust Property shall at all times be vested in the Trust as a separate legal entity. No Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust, or any right of partition or possession thereof, but each Shareholder shall have, except as otherwise provided for herein, a proportionate, undivided beneficial interest in the Trust. The Trust, or at the determination of the Board, one or more of the Trustees or a nominee acting for and on behalf of the Trust, shall be deemed to hold legal title and beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized, or existing under the laws of any jurisdiction, including the laws of any foreign country.

Section 6.7            Service Contracts.

(a)          Advisory, Management and Administrative Services. Subject to such requirements as may be set forth under federal and/or state law, in Article IX and in the Bylaws, the Board may, at any time and from time to time, contract for exclusive or non-exclusive advisory, management and/or administrative services for the Trust or for any class or series of Shares with any corporation, trust, association, or other person; and any such contract may contain such other terms as the Board may determine, including, without limitation, payment of fees and authority for the investment adviser to the Trust to supervise and direct the investment of all assets held, and to determine from time to time without prior consultation with the Board what investments shall be purchased, held, sold, or exchanged and what portion, if any, of the assets of the Trust shall be held uninvested and to make changes in the Trust’s investments; and authority for the investment adviser or the administrator of the Trust to delegate certain or all of its duties under such contracts to qualified investment advisers and administrators, or such other activities as may specifically be delegated to such party.

(b)          Underwriters. The Board may retain underwriters and/or placement agents to sell Shares and other securities of the Trust. The Board may in its discretion from time to time authorize the Trust to enter into one or more contracts, providing for the sale of securities of the Trust, whereby the Trust may either agree to sell such securities to the other party to the contract or appoint such other party its sales or placement agent for such securities. In either case, the contract shall be on such terms and conditions as the Board may in its discretion determine that are not inconsistent with the provisions of this Article VI or the Bylaws; and such contract may also provide for the repurchase or sale of securities of the Trust by such other party as principal or as agent of the Trust and may provide that such other party may enter into selected dealer agreements with registered securities dealers and brokers and servicing and similar agreements with persons who are not registered securities dealers to further the purposes of the distribution or repurchase of the securities of the Trust. Every such contract shall comply with such requirements and restrictions as may be set forth under federal and/or state law or regulation and the Bylaws, and any such contract may contain such other terms as the Board may determine.

Section 6.8            ERISA Matters. Notwithstanding any other provision of this Declaration of Trust, the Board is authorized to take any action or refrain from taking any action which in its judgment is necessary or desirable to prevent (a) the Trust or any of its assets from being deemed to constitute Plan Assets of any Benefit Plan Investor or (b) the Trust from engaging in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c) of the Code.

Section 6.9            REIT Qualification. If the Trust elects to qualify for U.S. federal income tax treatment as a REIT, the Board shall use its commercially reasonable efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT, the Board may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. The Board, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on Share ownership and transfers set forth in Article VIII is no longer required for REIT qualification and (b) make any other determination or take any other action pursuant to Article VIII.

Section 6.10          Tax on Disqualified Organizations. To the extent that the Trust incurs any tax pursuant to Section 860E(e)(6) of the Code as a result of any “excess inclusion” income (within the meaning of Section 860E of the Code) of the Trust that is allocable to a Shareholder that is a “disqualified organization” (as defined in Section 860E(e)(5) of the Code), the Board may, in its sole discretion, cause the Trust to allocate such tax solely to the Shares held by such disqualified organization in the manner described in Treasury Regulation Section 1.860E-2(b)(4) by reducing from one or more distributions paid to such Shareholder the tax incurred by the Trust pursuant to Section 860E(e)(6) as a result of such Shareholder’s ownership of Shares.

Section 6.11          Consent for Certain Actions.

(a)           The Board, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to provide the requisite consent in connection with (i) approvals required under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), including any approvals required under Section 206(3) thereof or (ii) any consent to a transaction that would result in any “assignment” (within the meaning of the Investment Advisers Act) with respect to the Adviser, and such approval shall constitute consent of the Shareholders and the Trust for purposes of the Investment Advisers Act. Such consent of the Board may be provided by the vote of a majority of Trustees (including a majority of Independent Trustees) or, in the case of clause (i) in the prior sentence, by an independent reviewer who has been engaged by the Board to review and approve principal transactions under Section 206(3) of the Investment Advisers Act. Each Shareholder agrees that, with respect to any Board consent sought by the Adviser or the Sponsor relating to this Declaration of Trust or the arrangements contemplated hereby, such consent shall be binding upon the Trust and each Shareholder. Each Shareholder further agrees that any such consent alternatively may be granted by consent of the Board and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter. Notwithstanding anything to the contrary in this Declaration of Trust, if (a) the Board waives any conflict of interest or duty of the Adviser or (b) the Adviser acts in a manner, or pursuant to the standards and procedures, consented to by the Board with respect to a conflict of interest, then, in each case, the Adviser and its Affiliates shall not be in breach of any such duty or this Declaration of Trust and shall not have any liability to the Trust or the Shareholders for such actions taken in good faith by them.

(b)          For purposes of obtaining any required approval or consent under the Investment Advisers Act with respect to a transaction that would result in any “assignment” (within the meaning of the Investment Advisers Act) with respect to the Adviser or any other investment advisory affiliate of the Adviser, the Sponsor may request such approval or consent and require a response within a specified reasonable time period (which shall not be less than 45 days), and failure by a Shareholder to respond within such time period shall be deemed to constitute such Shareholder’s approval or consent.

ARTICLE VII

SHARES OF BENEFICIAL INTEREST

Section 7.1            Authorized Shares. The beneficial interest in the Trust shall be divided into Shares. The Trust has authority to issue an unlimited number of Common Shares, an unlimited number of which are classified as Class S Common Shares, an unlimited number of which are classified as Class T Common Shares, an unlimited number of which are classified as Class D Common Shares, an unlimited number of which are classified as Class I Common Shares, an unlimited number of which are classified as Class J Common Shares, an unlimited number of which are classified as Class J-2 Common Shares and an unlimited number of which are classified as Class E Common Shares, and an unlimited number of Preferred Shares. Subject to the provisions of Article VIII and the terms of any class or series of Shares at the time outstanding, the Board may classify and reclassify any unissued Shares of any class or series, from time to time, into one or more classes or series of Shares, as provided in Section 7.4. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VII, then, except to the extent that the Trust is authorized to issue an unlimited number of Shares of any such class or series, the number of authorized Shares of the former class or series shall be automatically decreased and the number of authorized Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified.

Section 7.2            Authorization by Board of Share Issuance and other Securities. The Board may authorize or cause the Trust to issue from time to time Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, whether in cash, property, past or future services, obligation for future payment or otherwise, or without consideration (including in connection with a Share split or distribution of Shares), determined by the Board, subject to such restrictions or limitations, if any, as may be set forth in the Certificate or this Declaration of Trust. When Shares are issued by or at the direction of the Board upon receipt of the consideration therefor (or without consideration if so determined by the Board), such Shares shall be validly issued, fully-paid and nonassessable. The Board may authorize the issuance from time to time of other securities of the Trust for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board may deem advisable in its sole discretion.

Section 7.3.           Common Shares.

Section 7.3.1            General. Each Class S Common Share, Class T Common Share, Class D Common Share, Class I Common Share, Class J Common Share, Class J-2 Common Share and Class E Common Share shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, except as provided in the Certificate, this Declaration of Trust, the Bylaws or any multiple class plan or program adopted by the Trust from time to time.

Section 7.3.2            Conversion of Common Shares

(a)          At the Board’s sole discretion, upon a determination by the Trust’s dealer manager, transfer agent or other agent selected by the Board that the total Upfront Sales Loads and ongoing servicing fees paid with respect to such Shares in a Shareholder’s account would exceed a limit agreed upon between such dealer manager, transfer agent or other agent, on the one hand, and an applicable participating broker-dealer, on the other hand, each applicable Class S Common Share, Class T Common Share, Class D Common Share, Class J Common Share and Class J-2 Common Share held in a Shareholder’s account may automatically and without any action on the part of such Shareholder convert into a number of Class I Common Shares of any class with an equivalent NAV as of the date of conversion as such Class S Common Shares, Class T Common Shares, Class D Common Shares, Class J Common Shares or Class J-2 Common Shares. The Board shall have the power, in its sole discretion, to convert Class S Common Shares, Class T Common Shares, Class D Common Shares, Class J Common Shares or Class J-2 Common Shares into a number of Class I Common Shares with an equivalent NAV as of the date of such conversion, if the Board determines such Shares should be so converted.

(b)          Each Class S Common Share, Class T Common Share, Class D Common Share, Class J Common Shares and Class J-2 Common Share held in a Shareholder’s account will automatically and without any action on the part of such Shareholder convert into a number of the applicable Class I Common Shares (including any fractional Shares) with an equivalent NAV as of the date of conversion as such converting share on the earliest of (i) a Listing of Class I Common Shares or (ii) the Trust’s merger or consolidation with or into another entity or the sale or other disposition of all or substantially all Trust Property, except, in the case of clause (ii), any such transaction taken in connection with an internal restructuring transaction (including the conversion of the Trust into another type of legal entity), and except in connection with a Conversion Event.

(c)           Upon the termination of employment or service for any reason or no reason of any employee, officer, manager, trustee, agent or director of the Sponsor or its Affiliates that holds or has an eligible family member that holds Class E Common Shares, the Board shall, in its discretion, have the ability to determine that all or a portion of the Class E Common Shares held by such employee, officer, director or eligible family member should be converted into shares of a different class. If the Board determines that any Class E Common Shares should be so converted, then such Class E Common Shares shall automatically and without any action on the part of such employee, officer, manager, trustee, agent, director or eligible family member be converted into a number of shares of a class determined by the Board (including any fractional Shares) with an equivalent NAV as of the date of conversion as such Class E Common Shares. This Section 7.3.2(c) shall not apply to senior members of management who have moved to emeritus status.

Section 7.3.3            Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Trust, the aggregate assets of the Trust available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. Immediately before any liquidation, dissolution winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, each Class S Common Share, Class T Common Share, Class D Common Share, Class J Common Share, Class J-2 Common Share and Class E Common Share will automatically convert into a number of Class I Common Shares of any class (including any fractional shares) with an equivalent NAV as of the date of conversion as such converting share. Following such conversion, the aggregate assets of the Trust available for distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares ratably with each other holder of Class I Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such Shareholder bears to the total number of outstanding Class I Common Shares.

Section 7.4            Classes and Series of Shares. To classify or reclassify unissued Shares of any class or series, the Board shall, without any action by the Shareholders, amend or supplement this Declaration of Trust, including any exhibit or schedule thereto, to: (a) designate that class or series to distinguish it from all other classes or series of Shares; (b) specify the number of Shares to be included in the class or series (or that the number shall be unlimited); and (c) set, subject to the provisions of Article VIII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Any of the terms of any class or series of Shares may be made dependent upon facts ascertainable outside this Declaration of Trust (including the occurrence of any event, including a determination or action by the Trust or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the amendment or supplement to this Declaration of Trust establishing such class or series of Shares.

Section 7.5            Voting Rights. Except as may otherwise be specified in the terms of any class or series of Shares or as provided herein, each Share shall entitle the holder thereof to one vote on each matter upon which holders of Shares are entitled to vote. Except to the extent that the Trust directly or indirectly owns Shares in a fiduciary capacity, neither the Trust nor any entity of which the Trust is entitled to exercise a majority of the outstanding voting power may vote on any matter, and Shares held by the Trust or any such entity shall not be counted in determining the total number of votes entitled to be cast on any matter or at any time. Subject to the terms of any class or series of Shares then outstanding limiting or expanding the voting rights of such Shares, Shareholders shall be entitled to vote only on the following matters:

(a) the removal of a Trustee for “cause” and the election of a successor Trustee as provided in Article VI; provided, that if the Trustee so removed was designated by the Adviser pursuant to Section 6.3, then the Adviser shall have the exclusive right to designate the successor Trustee for election to the Board to replace the removed Trustee;

(b) in the event that there are no Trustees, the election of Trustees;

(c) the amendment of this Declaration of Trust, to the extent provided in Section 10.3;

(d) the merger, consolidation or conversion of the Trust or the transfer of all or substantially all of its assets, to the extent provided in Section 11.1; and

(e) such other matters that the Board has submitted to the Shareholders for approval or ratification.

Except with respect to the foregoing matters, no action taken by the Shareholders shall in any way bind the Trust or the Board. Unless a different proportion is specified in the Certificate, this Declaration of Trust or the Bylaws (and notwithstanding any different proportion of votes that may be specified in the Act to approve any matter), the affirmative vote of a plurality of the total votes cast in the election of a Trustee shall be sufficient to elect any Trustee, and the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter that may properly come before the Shareholders at such meeting. Subject to the provisions of any class or series of Shares hereafter authorized and then outstanding, on any matter submitted to a vote of Shareholders of the Trust, all Shares then entitled to vote shall, except as otherwise provided in this Declaration of Trust, be voted in the aggregate as a single class without regard to class or series of Shares, except that if the Board has determined that the matter affects only the interests of one or more series or classes of Shares, only Shareholders of such series or classes shall be entitled to vote thereon. There shall be no requirement to hold an annual meeting of the Shareholders in any year.

Section 7.6            Dividends and Distributions.

(a)          The Board may from time to time authorize or cause the Trust to pay such dividends or other distributions to the Shareholders of any or all classes or series of Shares, in cash or other assets of the Trust or in securities of the Trust or from any other source as the Board shall determine, and the amount of such dividends or other distributions may vary between the classes or series of Shares. The Board shall endeavor to cause the Trust to declare and pay such dividends and other distributions as shall be necessary for the Trust to qualify under the Code as a REIT and to avoid the imposition of any U.S. federal income or excise tax; however, Shareholders shall have no right to any dividend or other distribution unless and until authorized by the Board and declared by the Trust. Before payment of any dividends or other distributions, there may be set aside out of any funds of the Trust available for dividends or other distributions such amounts as the Board may from time-to-time reserve for any Trust purpose, and the Board may modify or abolish any such reserve. Each dividend or other distribution pursuant to this Section 7.6 to the Shareholders of a particular class or series of Shares shall be made ratably according to the number of Shares of such class or series held by each Shareholder on the applicable record date thereof, provided that no dividend or other distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine. Shareholders shall have no right to any dividend or other distribution unless and until authorized by the Board and declared by the Trust, and then only at the time and in the amount and form authorized by the Board. Any action by the Board to cause the Trust to declare or pay any dividend or other distribution shall be conclusive evidence of the authorization by the Board of such distribution. The exercise of the powers and rights of the Board pursuant to this Section 7.6 shall be subject to the terms of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his, her or its duly authorized agent shall be a sufficient discharge for all dividends or other distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Other than distributions pursuant to a program or programs by which the Trust voluntarily repurchases Shares from its Shareholders or as otherwise set forth in this Declaration of Trust, each Shareholder of a class or series of Shares shall be treated the same with respect to distributions as every other Shareholder of that class or series.

(b)          At all times that the Trust is not “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board), all of the Common Shares shall be entitled to receive a pro rata portion of any gross distribution in respect of any Common Shares, except that Upfront Sales Load and ongoing servicing fees payable to the Trust’s dealer manager or any other financial intermediary related solely to a particular class shall be borne by that class and shall be appropriately reflected (in a manner determined by the Board) in the NAV, dividends, distribution and liquidation rights of the Shares of that class. Following the time that, and for so long as, the Trust is “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board), distributions shall be permitted in such other relative amounts as are permitted by this Declaration of Trust and authorized by the Board. The distributions to the Shareholders, including any differences in distributions between different classes or series, are intended to be made in a manner that does not cause any distribution by the Trust to be a “preferential dividend” within the meaning of Section 562(c)(1) of the Code (and, in furtherance of the foregoing, it is intended that, for so long as the Trust is not “publicly offered” within the meaning of Section 562(c)(2) of the Code, all distributions to the Common Shares shall be made pro rata in accordance with the number of Common Shares held except for differences due solely to Upfront Sales Load or ongoing servicing fees actually paid to the Trust’s dealer manager or any other financial intermediary with respect to each class to the extent such differences would be permitted in accordance with the principles of Revenue Procedure 99-40), and this Declaration of Trust shall be interpreted in a manner consistent therewith. In the event that the Board determines that any amendment to this Declaration of Trust or other action to adjust the distribution rights set forth in this Declaration of Trust is required in order to ensure that distributions made by the Trust are not “preferential dividends” (including, if applicable, with respect to any Preferred Shares authorized and issued after the date hereof), the Board may make such amendment or take such other action without Shareholder approval.

(c)            Notwithstanding any other provision of this Declaration of Trust, the Board may withhold from any distributions to be made to any Shareholder any amounts which are required to be withheld by the Trust pursuant to any federal, state or local tax law (as determined by the Board). For purposes of this Declaration of Trust, any amount withheld from a distribution to a Shareholder shall be treated as if distributed to such Shareholder.

(d)            Whenever this Declaration of Trust requires a sum sufficient for the payment of distributions to be “set apart” or “set aside,” such obligation may be satisfied, without limitation as to any other means to accomplish such purpose, by a direction by the Board (or any Person to whom the authority to make distributions is delegated by the Board) by resolution or otherwise that funds of the Trust shall be irrevocably “set apart” or “set aside” (or words of similar import) for the payment thereof (such funds, the “Designated Funds”). At such direction, the Designated Funds shall be (and shall in any event be deemed to be) segregated from the assets of the Trust and shall be used for the purpose of paying the distribution for which such funds have been set apart or set aside, if and when such distribution becomes payable in accordance with the terms of this Declaration of Trust.

Section 7.7            Consent Dividends. If the Board determines that consent dividends (within the meaning of Section 565 of the Code) with respect to a taxable year are necessary or appropriate to ensure or maintain the qualification of the Trust as a REIT for U.S. federal income tax purposes; to avoid the imposition of any U.S. federal income or excise tax; or for any other reason, the Board may require the holders of Common Shares and any other Persons to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative interpretations of the U.S. Department of Treasury (including any U.S. Internal Revenue Service forms or other forms) for the Trust to declare consent dividends sufficient to maintain REIT qualification and avoid U.S. federal income or excise tax or otherwise with respect to each such taxable year.

Section 7.8            General Nature of Shares. All Shares shall be personal property entitling the Shareholder only to those rights provided in the Certificate, this Declaration of Trust and the Bylaws. The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate, this Declaration of Trust and the Bylaws. The Shareholders shall have no interest in the property of the Trust and shall have no right to compel any partition, division, dividend or distribution of the Trust or of the property of the Trust. The death of a Shareholder shall not terminate the Trust. The Trust is entitled to treat as Shareholders only those persons in whose names Shares are registered as holders of Shares on the beneficial interest ledger of the Trust. Notwithstanding any other provision in this Declaration of Trust, no determination shall be made by the Board nor shall any transaction be entered into by the Trust that would cause any Shares or other beneficial interest in the Trust not to constitute “transferable shares” or “transferable certificates of beneficial interest” under Section 856(a)(2) of the Code. Each Share, whether or not evidenced by a certificate, shall constitute a “security” within the meaning of, and governed by, (a) Article 8 of the Maryland Uniform Commercial Code (including Section 8-102(a)(l5) thereof) as in effect and as it may be amended or superseded from time to time, and (b) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 or any successor uniform act or law in effect in the State of Maryland from time to time.

Section 7.9            Fractional Shares. The Trust may, without the consent or approval of any Shareholder, issue fractional Shares, eliminate a fraction of a Share by rounding up or down to a full Share, arrange for the disposition of a fraction of a Share by the person entitled to it, or pay cash for the fair value of a fraction of a Share.

Section 7.10          Divisions and Combinations of Shares. Subject to an express provision to the contrary in the terms of any class or series of Shares hereafter authorized, the Board shall have the power to divide or combine the outstanding Shares of any class or series of beneficial interest, without a vote of Shareholders. The Board may amend this Declaration of Trust, without any action by the Shareholders, to effect any such division or combination of outstanding Shares.

Section 7.11          No Issuance of Share Certificates. Unless otherwise provided by the Board, the Trust shall not issue share certificates. A Shareholder’s investment shall be recorded on the books of the Trust. To transfer his, her or its Shares, a Shareholder shall submit an executed form to the Trust, which form shall be provided by the Trust upon request. Such transfer will also be recorded on the books of the Trust. Upon issuance or transfer of Shares, the Trust will provide the Shareholder with information concerning his, her or its rights with regard to such Shares, as required by this Declaration of Trust, the Bylaws or applicable law.

Section 7.12          Repurchase of Shares. The Board may establish, from time to time, a program or programs by which the Trust voluntarily offers to repurchase Shares from its Shareholders.

Section 7.13          Distribution Reinvestment Plans. The Board may establish, from time to time, a distribution reinvestment plan or plans.

Section 7.14          Small Accounts. The Board may establish, from time to time, one or more minimum account sizes for Shareholder accounts, which may differ within and among any classes or series of Shares, and may, subject to Section 7.6(b), impose account fees on (which may be satisfied by involuntarily redeeming the requisite number of Shares in any such account in the amount of such fee), and/or require the involuntary redemption of Shares held in, those accounts the NAV of which for any reason falls below such established minimum account sizes, or may authorize the Trust to convert any such Shares in such account to Shares of another class or series, or take any other such action with respect to minimum account sizes as may be deemed necessary or appropriate by the Board, in each case upon such terms as shall be established by the Board.

ARTICLE VIII

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF SHARES

Section 8.1            Shares.

Section 8.1.1.        Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a)           Basic Restrictions. Except as provided in Section 8.1.7:

(i)            (A) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (B) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (C) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit applicable to such Excepted Holder.

(ii)           No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)          Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)           Transfer in Trust. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 8.1.1(a)(i) or (ii), then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 8.1.1(a)(i) or (ii) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the exclusive benefit of a Charitable Beneficiary, as described in Section 8.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares. If the transfer to the Charitable Trust described in the previous sentence of this Section 8.1.1(b) would not be effective for any reason to prevent the violation of Section 8.1.1(a)(i) or (ii), or would not prevent the Trust from failing to qualify as a REIT, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 8.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a Transfer of Shares pursuant to this Section 8.1.1(b), a violation of any provision of this Article VIII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VIII.

Section 8.1.2.         Remedies for Breach. If the Board or its designee (including any duly authorized committee of the Board) shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 8.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares that would result in a violation of Section 8.1.1 (whether or not such violation is intended), the Board or its designee shall take or cause to be taken such action as it deems necessary or advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 8.1.1 shall automatically result in the transfer to the Charitable Trust described above, or, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or its designee.

Section 8.1.3.         Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 8.1.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 8.1.1(b), shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request to determine the effect, if any, of such Transfer on the Trust’s qualification as a REIT.

Section 8.1.4.         Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)           every owner of more than ½ of 1% (or such other percentage, between ½ of 1% and 5%, as provided in the Treasury Regulations or as otherwise required by the Board) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held; provided, that a Shareholder of record who holds outstanding Shares as nominee for an Actual Owner, shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the Shareholder of record is the nominee. Each such owner shall promptly provide to the Trust in writing such additional information as the Trust may request to determine the effect, if any, of such Beneficial Ownership on the Trust’s qualification as a REIT and to ensure compliance with this Article VIII; and

(b)           each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall promptly provide to the Trust in writing such information as the Trust may request to determine the Trust’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 8.1.5          Remedies Not Limited. Subject to Section 6.1, nothing contained in this Section 8.1 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust in preserving the Trust’s qualification as a REIT.

Section 8.1.6         Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8.1, Section 8.2 or any definition contained in Article V, the Board shall have the power to determine the application of the provisions of this Section 8.1 or Section 8.2 with respect to any situation based on the facts known to it. In the event Section 8.1 or Section 8.2 requires an action by the Board and this Declaration of Trust fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 8.1 or Section 8.2. Absent a decision to the contrary by the Board (which the Board makes in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 8.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of Shares held by each such Person.

Section 8.1.7         Exceptions.

(a)           Subject to Section 8.1.1(a)(ii), the Board may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both, and may establish or increase an Excepted Holder Limit for such Person if:

(i)            the Board obtains such representations and undertakings from such Person as the Board determines are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 8.1.1(a)(ii);

(ii)            such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to own, actually or Constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board obtains representations and undertakings from such Person as the Board determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board, rent from such tenant would not adversely affect the Trust’s ability to qualify as a REIT, shall not be treated as a tenant of the Trust); and

(iii)           such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 8.1.1 through 8.1.6) will result in the automatic termination of the exemption granted to such Person pursuant to this Section 8.1.7 and Shares being automatically transferred to a Charitable Trust in accordance with Sections 8.1.1(b) and 8.2.

(b)           Prior to granting any exception or creating or increasing an Excepted Holder Limit pursuant to Section 8.1.7(a), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable to determine or ensure the Trust’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)           Subject to Section 8.1.1(a)(ii), an underwriter, placement agent or an initial purchaser which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)           The Board may only revoke an exemption previously granted to an Excepted Holder or reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

Section 8.1.8 Increase or Decrease in Aggregate Share Ownership Limit or the Common Share Ownership Limit. The Board may from time to time increase or decrease the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit for one or more Persons and increase or decrease the Aggregate Share Ownership Limit and/or the Common Share Ownership Limit for all other Persons. No decreased Aggregate Share Ownership Limit or Common Share Ownership Limit will be effective for any Person whose percentage of ownership of Shares is in excess of such decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Shares equals or falls below the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit, as applicable; provided, however, that any further acquisition of Shares by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 8.1.7(a) or an Excepted Holder) in excess of the Shares owned by such person on the date the decreased Aggregate Share Ownership Limit or Common Share Ownership Limit became effective will be in violation of the Aggregate Share Ownership Limit or Common Share Ownership Limit. No increase of the Aggregate Share Ownership Limit or Common Share Ownership Limit may be approved if the new Aggregate Share Ownership Limit or Common Share Ownership Limit would allow five or fewer Persons to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Shares or otherwise cause the Trust to fail to qualify as a REIT. Prior to increasing or decreasing the Aggregate Share Ownership Limit or Common Share Ownership Limit pursuant to this Section 8.1.8, the Board may require such opinions of counsel, affidavits, undertakings or agreements, in form and substance satisfactory to the Board, as it may deem necessary or advisable to determine or ensure the Trust’s qualification as a REIT.

Section 8.1.9          Legend. Each certificate or notice in lieu of any certificate, if any, for Shares shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on ownership and transferability to a Shareholder on request and without charge.

Section 8.2.           Transfer of Shares in Trust.

Section 8.2.1.         Ownership in Trust. Upon any purported Transfer or other event described in Section 8.1.1 that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 8.1.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person that is not an Affiliate of the Trust or an Affiliate of any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 8.2.7.

Section 8.2.2         Status of Shares Held by the Charitable Trustee. Shares held by the Charitable Trustee shall be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

Section 8.2.3.         Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other distribution to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividend or other distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible trust action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its Share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Shareholders.

Section 8.2.4.         Rights Upon Dissolution. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other Shareholder of the class or series of Shares that is held in the Charitable Trust, that portion of any related distribution to the holders of such class or series (determined based upon the ratio that the number of Shares of such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any amount received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of the Trust, to the Prohibited Owner and the Charitable Beneficiary as provided in this Section 8.2.4. The Prohibited Owner shall receive an amount equal to the lesser of (a) the price paid by the Prohibited Owner for the Shares held in the Charitable Trust or, if the event causing the Shares to be held in the Charitable Trust did not involve a purchase of such Shares (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the amount of any distribution made upon liquidation, dissolution or winding up that is received by the Charitable Trustee (net of any expenses). The Charitable Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. Any net amounts in excess of the amount payable to the Prohibited Owner and any other amounts received by the Charitable Trustee with respect to such Shares shall be immediately paid to the Charitable Beneficiary.

Section 8.2.5.         Sale of Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 8.1.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.2.5. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the event causing the Shares to be held in the Charitable Trust did not involve a purchase of such Shares at Market Price, the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per Share received by the Charitable Trustee (net of any commissions and other expenses) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts received by the Charitable Trustee with respect to such Shares shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (a) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.2.5, such excess shall be paid to the Charitable Trustee upon demand for payment to the Charitable Beneficiary.

Section 8.2.6.         Purchase Right in Shares Transferred to the Charitable Trustee. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such transfer to the Charitable Trust (or, if the event that resulted in the Transfer to the Charitable Trust did not involve a purchase of such Shares at Market Price, the Market Price of such Shares on the day of the event causing the Shares to be held in the Charitable Trust) and (b) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 8.2.5 to the extent consistent with the Trust’s qualification as a REIT and taking into account at that time whether the Trust is “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board). Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.2.5. The Charitable Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 8.2.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner and any other amounts received by the Charitable Trustee with respect to such Shares shall be immediately paid to the Charitable Beneficiary.

Section 8.2.7          Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that Shares held in the Charitable Trust would not violate the restrictions set forth in Section 8.1.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 8.1.1 shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 8.3            Enforcement. The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

Section 8.4            Non-Waiver. No delay or failure on the part of the Trust or the Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board, as the case may be, except to the extent specifically waived in writing.

Section 8.5            Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE IX

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,
EMPLOYEES AND AGENTS AND TRANSACTIONS
BETWEEN SUCH PERSONS AND THE TRUST

Section 9.1            Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his, her or it being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

Section 9.2            Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a statutory trust, no Covered Person shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

Section 9.3            Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify any Covered Person (including among the foregoing, for all purposes of this Article IX and without limitation, any individual or entity who, while serving as the Covered Person and, at the request of the Trust, serves or has served any other enterprise in any management or agency capacity) against any claim or liability to which such Covered Person may become subject by reason of such status, except for liability for such Covered Person’s gross negligence or intentional misconduct. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former Covered Person or Shareholder made a party to or witness in a proceeding by reason such status, provided that, in the case of a Covered Person, the Trust shall have received (a) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct necessary for indemnification by the Trust pursuant to this Section 9.3 and (b) a written undertaking by or on behalf of the Covered Person to repay the amount paid or reimbursed by the Trust if it shall ultimately be determined that the applicable standard of conduct was not met. Notwithstanding the foregoing, the Trust shall not be required to indemnify or advance funds to any Person entitled to indemnification hereunder (a) with respect to any action initiated or brought voluntarily by such indemnified Person (and not by way of defense) unless (i) approved or authorized by the Board or (ii) incurred to establish or enforce such Person’s right to indemnification hereunder, or (b) in connection with any claim with respect to which such Person is found to be liable to the Trust.

The Trust may, with the approval of the Board, provide or obligate itself to provide such indemnification or payment or reimbursement of expenses to any Person that served a predecessor of the Trust as a Covered Person or any employee or agent of the Trust or any predecessor of the Trust.

Except that no preliminary determination of the ultimate entitlement to indemnification shall be required for the payment or reimbursement of expenses, any indemnification or payment or reimbursement of the expenses permitted by this Declaration of Trust shall be furnished in accordance with the procedures provided for indemnification or advance or reimbursement of expenses, as the case may be, under Section 2-418(f) of the MGCL (or any successor provision thereto) for directors of Maryland corporations.

Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. The rights to indemnification and advance of expenses provided by this Declaration of Trust shall vest immediately upon a Person or entity becoming a Covered Person or the acquisition of Shares by a Shareholder.

Section 9.4            Transactions between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in the Certificate or this Declaration of Trust or adopted by the Board, the Trust may enter into any contract or transaction of any kind, including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with the offer or sale of securities of the Trust, with any Person, including any Covered Person or employee or agent of the Trust or any Person Affiliated with a Covered Person or employee or agent of the Trust, whether or not any of them has a financial interest in such transaction. The procedures and presumptions set forth in Section 2-419 of the MGCL (or any successor provision thereto) shall be available for and apply to any contract or other transaction between the Trust and any Trustee or between the Trust and any other trust, corporation, firm or other entity in which a Trustee is a trustee or director or has a material financial interest.

Section 9.5            Duties of Trustees, Officers and Agents. Any Covered Person may have business interests and engage in business activities similar, in addition to or in competition with those of or relating to the Trust. Each Trustee shall have the duties set forth in Section 12-402(b) of the Act. No Trustee shall have any duties, including fiduciary duties under the common law of trusts, or be subject to any duties or other standard of conduct, other than as set forth in the preceding sentence. Any action or failure to act by the Trustee shall be presumed to be in accordance with the duties described in this Section 9.5, and any Person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such duties. Each Trustee or officer shall, in the performance of his, her or its duties with respect to the Trust, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Trust whom the Trustee or officer reasonably believes to be reliable and competent in the matters presented or by a lawyer, certified public accountant or other Person as to a matter which the Trustee or officer reasonably believes to be within the Person’s professional or expert competence.

Section 9.6            Corporate Opportunities. If any Affiliated Person of the Trust or the Sponsor or any of its Affiliates acquires knowledge of a potential business opportunity, the Trust renounces, on its behalf and on behalf of its subsidiaries, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted from time to time by Maryland law. Accordingly, to the maximum extent permitted from time to time by Maryland law (a) no Affiliated Person is required to present, communicate or offer any business opportunity to the Trust or any of its subsidiaries and (b) the Affiliated Person, on his, her or its own behalf or on behalf of the Sponsor or any of its Affiliates, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or entity other than the Trust and its subsidiaries.

The taking by an Affiliated Person for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity whether pursuant to this Declaration of Trust or otherwise, shall not constitute or be construed and interpreted as an act or omission of gross negligence or intentional misconduct.

ARTICLE X

AMENDMENT

Section 10.1          General. The Trust reserves the right from time to time to make any amendment to the Certificate or this Declaration of Trust, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration of Trust, of any outstanding Shares. The Certificate or this Declaration of Trust may be amended only as provided in this Article X. The merger or consolidation of the Trust with another Person, the conversion of the Trust, the dissolution of the Trust or any other transaction between the Trust and another Person in which the Trust does not survive as a separate entity shall not be considered an amendment to this Declaration of Trust for purposes of this Article X.

Section 10.2          By Board. Except as may otherwise be expressly provided in the Certificate or herein, the Certificate and this Declaration of Trust may be amended only by the Board, without any action or approval by the Shareholders. including, but not limited to, and without limiting the power and authority of the Board to amend the Certificate and this Declaration of Trust for any other reason, amendments for clarity, that cure any ambiguity, or cure, correct or supplement any defective provision contained in the Certificate or herein, or that add or change any other provisions with respect to matters or questions arising under the Certificate or this Declaration of Trust as the Board may deem necessary or desirable and that the Board determines does not materially and adversely affect the contract rights of outstanding Shares.

Section 10.3          By Shareholders. Amendments to this Declaration of Trust that the Board determines would, viewed as a whole, materially and adversely affect the contract rights of outstanding Shares, but excluding amendments of the type specified in (a) this Declaration of Trust as expressly not requiring any action or approval by the Shareholders or (b) Section 2-605 of the MGCL (any and all of which shall not require approval of any Shareholder), must be approved by the Board and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

ARTICLE XI

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY; CONVERSION EVENT

Section 11.1.         The Trust may (a) merge with or into or convert into another entity, (b) consolidate with one or more other entities into a new entity or (c) transfer all or substantially all of its assets to another Person. Subject to the terms of any class or series of Shares at the time outstanding, any such action must be approved by the Board and, unless such action (a) could be taken by a Maryland corporation without the approval of its Shareholders pursuant to Subtitle 1 of Title 3 of the MGCL, (b) is taken in connection with an internal restructuring transaction (including the conversion of the Trust into another type of legal entity), as determined by the Board in its sole discretion, or (c) is in connection with a Conversion Event, as determined by the Board in its sole discretion, by Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Notwithstanding the foregoing, a transfer of all or substantially all of the Trust’s assets to another Person in connection with a dissolution of the Trust as approved by the Board pursuant to Section 12.2 shall not require the approval of the Shareholders.

Section 11.2.         The Board may determine, in its sole discretion and without any action by the Shareholders, that the Trust will (a) conduct a public offering as a non-listed REIT subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as amended from time to time, or (b) undertake a Listing. In connection with such determination and the conduct of such public offering or Listing, as applicable, the Board may cause the Trust to (a) merge with or into or convert into another entity, (b) consolidate with one or more entities into a new entity, (c) transfer all or substantially all of its assets to another entity or (d) amend this Declaration of Trust and the Bylaws (in each case, a “Conversion Event”). Notwithstanding any other provision of this Declaration of Trust or the Certificate, the Board may take all actions that are required to effect a Conversion Event without any action by the Shareholders.

Article XII

Duration of Trust

Section 12.1          Duration. The Trust shall continue perpetually unless dissolved pursuant to Section 12.2 or pursuant to any applicable provision of the Act. No Shareholder or other Person shall have any right to petition a court for judicial dissolution of the Trust.

Section 12.2          Dissolution. Subject to the terms of any class or series of Shares at the time outstanding, the Trust may be dissolved with the approval of the Board.

Article XIII

ADVISER

Section 13.1          Appointment of Adviser. The Board is responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Trust. However, the Board is not required personally to conduct the business of the Trust, and it may (but need not) appoint, employ or contract with any Person (including a Person that is an Affiliate of any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Board may, in its sole discretion, deem necessary or desirable. The term of retention of any Adviser shall be determined by a majority of the Board (including a majority of the Independent Trustees).

Section 13.2          Supervision of Adviser. The Board shall review and evaluate the qualifications of the Adviser before entering into, and shall evaluate the performance of the Adviser before renewing, any Adviser Agreements. The Board may exercise broad discretion in allowing the Adviser to administer and regulate the operations and investment activities of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions that conform to general policies and principles established by the Board. The Board shall monitor the Adviser to assure that the administrative procedures, operations and programs of the Trust are in the best interests of the Trust and are fulfilled. The Independent Trustees are responsible for reviewing the performance of the Adviser and approving the compensation paid to the Adviser and its Affiliates. The Independent Trustees may also consider all other factors that they deem relevant, and the findings of the Independent Trustees on each of the factors considered shall be recorded in the minutes of the Board. The Board shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Trust and whether the compensation provided for in its contract with the Trust is justified.

ARTICLE XIV

MISCELLANEOUS

Section 14.1          Certificate of Trust. In the event of any conflict between the provisions of the Certificate and this Declaration of Trust, the provisions of the Certificate shall control.

Section 14.2          Inspection. Any Shareholder shall be entitled to examine the Trust’s books and records to the extent permitted by Section 12-305(a) (or any successor provision) of the Act, but only if, and to the extent, approved by the Board. In addition, in lieu of the corresponding provision of Section 12-305(b) (or any successor provision) of the Act, any Shareholder(s) who for at least six months has or have each owned of record Shares that entitle the holders thereof, in the aggregate, to cast at least 5% of the votes entitled to be cast on matters on which Shareholders of the Trust are generally allowed to vote, shall have the rights otherwise afforded under Section 12-305(b) (or any successor provision) of the Act.

Section 14.3.         Rights of Objecting Shareholders; Preemptive Rights; Derivative Claims. Shareholders shall not be entitled to exercise any appraisal rights or rights analogous to those of an objecting Shareholder provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision thereto). Except as may be provided by the Board in setting the terms of classified or reclassified Shares, or as may otherwise be provided by contract approved by the Board, no Shareholder shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Trust which it may issue or sell. A Shareholder shall not be entitled to recover a judgment in favor of the Trust, assert any claim in the name of the Trust or bring any other action that is derivative in nature without the approval of the Board.

Section 14.4          Organization and Offering Expenses. The Trust may reimburse the Board, the Adviser, or the Sponsor for Organization and Offering Expenses incurred by the Board, the Adviser, or the Sponsor in connection with any offering of Shares, on an accountable or nonaccountable basis.

Section 14.5          Governing Law. The rights of all parties and the validity, construction and effect of every provision of this Declaration of Trust shall be subject to and construed according to the laws of the State of Maryland, without regard to conflicts of laws provisions thereof. The laws of the State of Maryland pertaining to trusts formed under the common law shall not apply to the Trust.

Section 14.6          Bylaws. The Board shall have the exclusive power, at any time, to adopt, amend, alter or repeal any provision of the Bylaws and to make new Bylaws. Except as they may directly contradict provisions of this Declaration of Trust, the Bylaws may implement and interpret this Declaration of Trust.

- Signature Page Follows -

IN WITNESS WHEREOF, this Declaration of Trust has been executed by the undersigned officer to be effective as of the date and year first above written.

/s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer and Chief Accounting Officer